Exhibit 5.1

John W. Robertson

T: +1 206 452 8763

jrobertson@cooley.com

November 19, 2013

zulily, inc.

2200 First Avenue South

Seattle, WA 98134

Ladies and Gentlemen:

You have requested our opinion as your counsel with respect to certain matters in connection with the filing by zulily, inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate of 27,289,961 shares of the Company’s Class A Common Stock, par value $0.0001 per share, and 13,867,341 shares of the Company’s Class B Common Stock, par value $0.0001 per share, including (a) 13,867,341 shares of Class A Common Stock (the “2009 Class A Shares”) pursuant to the Company’s 2009 Equity Incentive Plan (“2009 Plan”), (b) 13,422,620 shares of Class A Common Stock (the “2013 Shares”) pursuant to the Company’s 2013 Equity Plan (the “2013 Plan”, and together with the 2009 Plan and the 2013 Plan, the “Plans”) and (c) 13,867,341 shares of Class B Common Stock (the “2009 Class B Shares”) pursuant to the Company’s 2009 Plan.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Plans, (c) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect as of the date hereof and (d) such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof (except that such assumption is not made with respect to the due execution and delivery of documents by the Company).

As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2009 Class A Shares, the 2013 Shares and the 2009 Class B Shares, when sold and issued in accordance with the 2009 Plan and the 2013 Plan, respectively, and the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

1700 SEVENTH AVENUE, SUITE 1900, SEATTLE, WA 98101-1355 T: (206) 452-8700 F: (206) 452-8800 WWW.COOLEY.COM

zulily, inc.

November 19, 2013

Page Two

Sincerely,

Cooley LLP

By:	/s/ John W. Robertson
John W. Robertson